Exhibit 99.1

Bancorp of New Jersey, Inc. Reports Strongest Third Quarter Earnings

and Breaks $700 Million Asset Level

October 29, 2014

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE MKT: BKJ), the holding company of Bank of New Jersey, reported its strongest third quarter net income, which increased to approximately $1.3 million for the quarter ended September 30, 2014 from approximately $1.2 million for the quarter ended September 30, 2013.  Total assets, total loans, and total deposits each reached period-end record levels at September 30, 2014 as well.  Although net interest income grew in both the three and nine month periods ended September 30, 2014 compared to the corresponding periods of 2013, net income for the nine months ended September 30, 2014 remained behind the corresponding nine month period in 2013 as a result of increased non-interest expense associated with branch expenses, staff additions, and an increased provision for loan losses primarily a result of strong loan growth.  Net income for the nine months ended September 30. 2014 reached $3.2 million compared to net income of $3.5 million for the nine months ended September 30, 2013.  Earnings per diluted share were $0.23 for the three months ended September 30, 2014 compared to $0.23 per diluted share for the three months ended September 30, 2013.  Earnings per diluted share for the nine months ended September 30, 2014 were $0.59 compared to earnings per diluted share of $0.65 for the nine months ended September 30, 2013, a decrease of $0.06, or 9.2%.  The net income generated during the quarter ended September 30, 2014 represents thirty-one consecutive quarters of profitability by the Company.

During the three months ended September 30, 2014, net interest income increased by $1.0 million, or 21.1%, reaching $5.8 million from $4.8 million for the three months ended September 30, 2013.  During the nine months ended September 30, 2014, net interest income reached $15.7 million and represented an increase of approximately $1.7 million, or 12.3%, from $14.0 million for the nine months ended September 30, 2013.  The increased net interest income is primarily driven by interest income from loans as a result of increased loan production and higher average loan balances.  During the quarter ended September 30, 2014, non-interest expense, net, increased by $623 thousand, or 24.5%, reaching $3.2 million from $2.5 million for the quarter ended September 30, 2013.  During the nine months ended September 30, 2014, non-interest expense, net, increased by $1.5 million, or 20.2%, and reached $9.0 million as compared to $7.5 million for the nine months ended September 30, 2013.  The increase in non-interest expense, net, is, primarily, due to increased operating costs and salaries associated with expansion of the branch network as well as other costs associated with the Company’s growth, including additional staffing costs and costs associated with enhanced technology and functionality for electronic banking.  For the three months ended September 30, 2014, the provision for loan losses was $693 thousand, compared to provision for loan losses of $225 thousand, for the three months ended September 30, 2013.  For the nine months ended September 30, 2014, the provision for loan losses was $1.5 million, compared to provision for loan losses of $685 thousand, for the nine months ended September 30, 2013.  These increases in the provision resulted from the application of our allowance methodology, primarily driven by the increased loan production during the three and nine months ending September 30, 2014..

Bancorp of New Jersey’s total assets reached a record level of approximately $701.1 million at September 30, 2014, compared to $610.8 million at December 31, 2013.  Total loans reached $588.6 million at September 30, 2014, compared to $472.5 million at December 31, 2013, representing an increase of $116.2 million, or 24.6%.  Total deposits increased to $605.7 million at September 30, 2014 from $553.3 million at December 31, 2013, an increase of $52.4 million, or 9.5%.  Stockholder’s equity increased to $59.4 million at September 30, 2014, from approximately $56.0 million at December 31, 2013.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and its most recent opening, in Woodcliff Lake, all in Bergen County, NJ.  Construction has begun on a tenth location in Englewood Cliffs, NJ, which has received regulatory approvals from the FDIC and the NJDOBI.  All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
INCOME STATEMENT
Net Interest Income	$5,807	$4,795	$15,675	$13,964
Provision for loan losses	693	225	1,477	685
Non-interest Expense, net	3,161	2,538	9,030	7,515
Pretax Income	1,953	2,032	5,168	5,764
Tax Expense	692	807	1,958	2,277
Net Income	$1,261	$1,225	$3,210	$3,487

Basic Earnings per Share	$0.23	$0.23	$0.60	$0.66
Diluted Earnings per Share	$0.23	$0.23	$0.59	$0.65

Weighted Average Shares — Basic	5,368	5,306	5,355	5,270
Weighted Average Shares — Diluted	5,418	5,408	5,414	5,354

	9/30/2014	12/31/2013
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$588,645	$472,465
Allowance for Loan Losses	6,647	5,775
Investment Securities	76,974	86,851
Total Assets	701,069	610,791
Total Deposits	605,666	553,320
Stockholders’ Equity	59,354	55,950